FINAL 6/6/14
CONFIDENTIAL

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of June 6, 2014 (the “Agreement”), by and between Naked Brand Group, Inc., a corporation organized under the laws of Nevada (the “Company”), and Carole Hochman (the “Executive”).

WHEREAS, the Executive shall be considered an employee of the Company as of June 6, 2014;

WHEREAS, the Company wishes to enter into this Agreement to engage the Executive to provide services to the Company, and the Executive wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, the effectiveness of the Agreement is conditioned on the closing of $4 million of the proposed private placement for the Company (including any bridge financing), as proposed by Noble Financial Group, Inc. (the “Closing”), and if the Closing does not occur, the Agreement shall be null and void ab initio and have no force and effect.

NOW, THEREFORE, in consideration of the premise and of the mutual covenants and agreements herein contained, it is hereby agreed as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. Subject to the Closing, as of the date following the Closing (the “Effective Date”), Executive shall serve as Chairman and Chief Executive Officer/Chief Creative Officer of the Company, reporting directly and exclusively to the Company’s Board of Directors (the “Board”). Executive shall render such business and professional services in the performance of her duties, consistent with Executive’s position. Executive shall be the highest ranking executive officer of the Company, with the full powers, responsibilities and authorities customary for the chief executive officer of corporations of the size, type and nature of Company, together with such other powers, authorities and responsibilities as may reasonably be assigned to her by the Board. Executive’s principal place of employment shall be the principal offices of the Company, which shall be located in the New York Metropolitan area, subject to such travel as the performance of her duties and the business of the Company may require. The period Executive is employed by the Company as Chairman and Chief Executive Officer/Chief Creative Officer of the Company under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. Executive shall be nominated, as of the Effective Date, to and, if elected by the shareholders of the Company, shall serve on the Board and such committees that Executive may be appointed to by the Board and, provided that Executive is elected to serve on the Board, Executive shall serve as Chairman of the Board. In addition, during the Employment Term, two individuals of Executive’s choosing shall also be nominated to and, if elected by the shareholders of the Company, shall serve on the Board and such committees that they may be appointed to by the Board.

(c) Obligations. During the Employment Term, Executive shall devote Executive’s full business efforts and time to the Company and shall use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability. For the duration of the Employment Term, Executive may (i) make up to twenty (20) appearances annually on QVC, the American cable, satellite and broadcast television network, on behalf of the Carole Hochman Design Group, Inc., a division of Komar, Inc., as contemplated pursuant to an existing arrangement between Executive and the Carole Hochman Design Group, Inc. (which the parties expressly agree and acknowledge shall not be considered a conflict with the interests of the Company or a breach of Executive’s obligations under this Agreement); (ii) devote reasonable time to serve as an advisor, director or a member of a committee of any organization involving no conflict of interest with the interest of the Company; and (iii) devote reasonable time to the management of Executive’s personal and financial matters.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance and other benefits depending upon the circumstances of Executive’s termination of employment.

3. Term of Agreement. This Agreement shall have a term of three (3) years commencing on the Effective Date, unless earlier terminated under Section 2, and may be extended or renewed for one (1) year term(s) thereafter at the election of Executive by providing 45 days’ advance written notice. In the event the Closing does not occur, this Agreement shall be null and void ab initio.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay Executive an annual salary of $400,000 as compensation for her services (such annual salary, as is then effective, to be referred to herein as “Base Salary”); provided, however, that Executive agrees to forgo the first twelve (12) months of Base Salary and receive only $1.00 as Base Salary for this period. Commencing on the first anniversary of the Effective Date, Executive’s Base Salary shall be payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time and subject to the applicable withholdings and other authorized deductions. Notwithstanding the foregoing, during the Employment Term, the Base Salary may be increased but shall not be decreased.

(b) Annual Bonus. Executive shall be eligible to receive an annual cash bonus (the “Bonus”) for each whole or partial year during the Employment Term payable based on the achievement of one or more performance goals (including, but not limited to, such milestones as sale and financial performance, development of new brands, acquisitions, private label and/or licensing arrangements) established annually by the Board in consultation with Executive beginning with the Company’s 2014 fiscal year. Any Bonus shall be paid at the sole discretion of the Board based on (i) the achievement of the applicable performance goals, and (ii) incremental revenue opportunities originating from new product opportunities developed or sourced by Executive, including any licenses or acquisitions. The Bonus shall be paid in a lump sum cash payment as soon as reasonably practicable following December 31st of the year to which the Bonus relates; provided, however, that the Bonus shall be paid no later than March 15th of the year following the year to which the Bonus relates.

(c) Long-Term Incentives. The Company shall grant as of June 6, 2014 (the “Grant Date”) to Executive an option (the “Option”) to purchase the number of shares of common stock of the Company, par value $0.001 per share, equal to 20% of the issued common stock of the Company (the “Option Shares”), on a fully-diluted basis following the final closing of the proposed private placement for the Company (including any bridge financing) (the “Final Closing”), upon the terms and subject to the conditions contained herein and in the Naked Brand Inc. 2014 Long-Term Incentive Plan (the “LTIP”) and the related stock option agreement to be entered into by the Company and Executive to evidence the Option (the “Option Agreement”). The Option shall have a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the Grant Date. Notwithstanding anything in this Agreement or the Option Agreement to the contrary, all Option Shares shall be fully forfeited by Executive in the event that: (i) the LTIP is not approved by the Company’s shareholders within 12 months of the date on which the LTIP was approved by the Board; (ii) for any reason, the Closing does not occur; or (iii) for any reason, Executive’s employment is terminated prior to becoming Chairman and Chief Executive Officer/Chief Creative Officer of the Company. The Option shall be intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permissible under the limits contained in Section 422 of the Code, and any portion of the Option that is in excess of the limits contained in Section 422 of the Code on the grant date shall be granted as a “non-qualified stock option.” Any portion of the Option granted as a non-qualified stock option shall contain an “early exercise” feature, which shall provide Executive with the right (but not the obligation) to immediately exercise such portion of the Option for shares of common stock of the Company that shall be subject to the same vesting schedule as the underlying stock options. The Option shall vest in equal monthly installments over three (3) years from the Closing, subject to Executive’s continued employment through the applicable vesting date (but subject to accelerated vesting as provided in this Agreement). To the extent the Option qualifies as a “non-qualified stock option”, it shall be not be transferable, in whole or in part, by Executive other than by Executive to an estate planning vehicle, including any trust solely for the benefit of Executive and her family members, or to a designated beneficiary by last will and testament or by the laws of descent and distribution or pursuant to a domestic relations order. The maximum term of the Option shall be ten (10) years and the terms of the Option shall provide for and permit cashless option exercises.

5. Employee Benefits, etc.

(a) Generally. Executive shall be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company, as such plans, policies, and arrangements may exist from time to time. The Company represents that it currently sponsors one or more health insurance plans for which Executive shall be eligible.

(b) Vacation. Executive shall be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers. In no event shall Executive accrue less than thirty (30) days of paid vacation time per employment year.

(c) Perquisites. Executive shall be entitled to a full-time assistant at the expense of the Company. Executive shall receive Company perquisites on at least the same level as the Company’s other senior executive officers.

6. Expenses. The Company shall provide Executive with an annual expense allowance of no less than $36,000 during each calendar year during the Employment Term to be used by Executive in good faith in her discretion in the performance of her duties for the Company. The Company shall also reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with Section 24 and the Company’s expense reimbursement policies and procedures as in effect from time to time.

7. Termination of Employment.

(a) In the event Executive’s employment with the Company terminates for any reason other than a termination pursuant to Section 4(c)(iii), Executive shall be entitled to all (a) her unpaid Base Salary accrued up to the date of termination, (b) her unpaid, but earned Bonus for any completed fiscal year as of the date of termination, (c) pay in respect of accrued but unused vacation, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which she has a vested right (including any right that vests in connection the termination of her employment), (e) incurred but unreimbursed expenses to which Executive is entitled to reimbursement under the Company’s expense reimbursement policy, and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, this Agreement, or separate indemnification agreement, as applicable, including any rights Executive may have under directors’ and officers’ insurance policies (the “Accrued Compensation and Benefits”). In addition, if the termination is by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to the amounts and benefits specified in Section 8.

(b) Upon the termination of Executive’s employment for any reason other than a termination pursuant to Section 4(c)(iii),, Executive shall be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, shall execute any documents necessary to reflect her resignation.

8. Severance.

(a) Termination Without Cause; Resignation for Good Reason. If, prior to the expiration of the Employment Term, Executive’s employment is terminated by the Company without Cause, or if the Executive resigns from her employment hereunder for Good Reason, other than a termination pursuant to Section 4(c)(iii), the Company shall pay the Executive: (i) a pro-rata portion of her target Bonus for the year in which the termination of employment occurs on the date such Bonus would have been payable to the Executive had she remained employed by the Company, determined in accordance with Section 4(b) and multiplied by a fraction, the numerator of which shall be the number of calendar days from January 1 (of the year in which the termination of employment occurs) until the date of termination of employment, and the denominator of which shall be 365, or 366 if the year in which the termination of employment occurs is a leap year, plus (ii) continued payments of Base Salary (at the rate in effect on the date the Executive’s employment is terminated; provided, however, that this amount shall be no less than $400,000), paid in cash in equal monthly installments, as salary continuation for a period of 12 months following the termination date, plus (iii) the Accrued Compensation and Benefits. In addition to the above, other than a termination pursuant to Section 4(c)(iii), the Option Shares awarded to Executive pursuant to Section 4(c)(i), and all other equity awards made to Executive after the Effective Date, shall vest in full and be non-forfeitable as of the date of termination. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment.

(b) Termination for Cause; Resignation without Good Reason. If Executive’s employment is terminated for Cause by the Company, or if Executive resigns from her employment hereunder without Good Reason, other than a termination pursuant to Section 4(c)(iii), then, except as provided in Section 7, (i) all further vesting of Executive’s outstanding equity awards, including any Option Shares, shall terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder shall terminate immediately, and (iii) Executive shall be eligible for severance benefits, if any, only in accordance with the Company’s then established plans, programs, and practices.

(c) Other Termination Including due to Death or Disability. If Executive’s employment terminates for any other reason other than a termination pursuant to Section 4(c)(iii),, including, but not limited to, death or Disability, then, except as provided in Section 7, (i) Executive’s outstanding equity awards, including any Option Shares, shall be treated in accordance with the terms and conditions of the applicable award agreement(s); (ii) all payments of compensation by the Company to Executive hereunder shall terminate immediately, and (iii) Executive shall be entitled to receive benefits only in accordance with the Company’s then established plans, programs, and practices.

9. Covenants.

(a) Nondisparagement. During the Employment Term and for the twelve (12) months thereafter, Executive shall not, and shall cause her relatives, agents, and representatives to not, knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers, and the Company shall not knowingly disparage, criticize or otherwise make any derogatory statements regarding Executive, her relatives, agents or representatives. The Company’s obligations under the preceding sentence shall be limited to communications by its officers having the rank of vice president or above and members of the Board as well as its agents and representatives. The foregoing restrictions shall not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

(b) Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall any reduction be made for any other compensation that Executive earns from a subsequent employer (including self-employment).

10. Definitions.

(a) Cause. For purposes of this Agreement and the Option Agreement, “Cause” shall mean (i) Executive’s conviction in a court of law of, or entry of a guilty plea or plea of no contest to, a felony charge, or (ii) any willful act that constitutes fraud or other willful misconduct by Executive that results in significant financial harm to the Company. Except for actions or circumstances that, in the reasonable good faith judgment of the Board cannot be cured, Executive shall have thirty (30) calendar days from Executive’s receipt of notice from the Company setting forth in reasonable detail the circumstances constituting Cause within which to cure. Executive’s termination of employment shall not be considered to be for Cause unless it is approved by a majority vote of the members of the Board of Directors or an independent committee thereof. It is understood and agreed by the parties that good faith decisions of the Executive relating to the conduct of the Company’s business or the Company’s business strategy shall not constitute “Cause”.

(b) Good Reason. For purposes of this Agreement and the Option Agreement, “Good Reason” shall mean if, without Executive’s written consent, (w) Executive’s titles, authority, duties or responsibilities under this Agreement are materially reduced, (x) Executive’s Base Salary, Bonus or long-term incentive opportunities are materially reduced in violation of this Agreement, (y) the Company requires Executive to move the primary location at which she performs services under this Agreement and that increases the distance of the commute to her workplace by more than thirty (30) miles, and, in the case of any of the foregoing clauses (w), (x) or (y) Executive notifies the Company within ninety (90) days of the alleged reduction or relocation and the Company does not cure the same within thirty (30) days thereafter, or (z) Executive or any of her two (2) nominees is not elected or reelected to the Board during the Employment Term, then Executive may choose to resign for Good Reason, in which case, Executive’s employment shall cease on the 30th day following the end of the cure period or the failure to be elected or reelected to the Board, as applicable.

(c) Disability. For purposes of this Agreement and the Option Agreement, Disability shall mean a physical or mental disability or incapacity that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, that causes Executive to be unable to perform the duties of her employment or any substantially similar position of employment. All disputes arising under this Agreement regarding Executive’s Disability shall be determined by a reputable physician, mutually selected by the Company and Executive at the time such dispute arises, whose decision shall be conclusively binding upon the parties.

11. Indemnification. Subject to applicable law, Executive shall be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation, including coverage, if applicable, under any directors’ and officers’ insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than provided to any other Company executive officer or director.

12. Confidential Information. Executive acknowledges that, during the course of Executive’s service with the Company, Executive shall have access to Confidential Information (as defined below) and materials not generally known outside the Company. For all purposes of this Agreement, “Confidential Information” means all information and materials (whether conceived or developed by Executive or others), marketing and other business plans, customers and customer information, data strategies, research, reports, copyrights and patents related to the Company. During the Employment Term, Executive shall not, without the prior written consent of the Company, communicate or divulge any Confidential Information or materials to anyone other than the Company and its partners, affiliates, employees, consultants and those designated by it, except in the course of carrying out Executive’s then-current duties or as required by law. Executive acknowledges that Confidential Information is and shall remain the property of the Company. The confidentiality obligations hereunder shall not apply to Confidential Information that: (i) is, or later becomes, public knowledge other than by Executive’s breach of this Agreement; (ii) is in the possession of Executive with the full right to disclose same prior to Executive’s receipt of it from the Company; or (iii) is independently received by Executive from a third party, with no restrictions of disclosure. Furthermore, Executive agrees not to use Confidential Information for any purposes other than to perform duties for the Company hereunder.

13. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor to the Company. Any successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity that at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits shall be null and void.

14. Notices. All notices, requests, demands, and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Joel Primus

Naked Inc.
2-34346 Manufacturers Way
Abbotsford, BC V2S 7M1

If to Executive:

Carole Hochman
200 East 66th St.
Apt. D1804
New York, NY 10065

15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

16. Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in New York, New York under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, supplemented by the New York Rules of Civil Procedure. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph shall not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement.

17. Integration. This Agreement and the Option Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in a writing and is signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Survival. The Company’s and Executive’s responsibilities under Sections 7, 8, 9, 10, 11, 13, 14, 15 and 16 shall survive the termination of this Agreement.

20. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21. Withholding. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes and other authorized deductions.

22. Governing Law. This Agreement shall be governed by the laws of the State of New York.

23. Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24. Internal Revenue Code Section 409A. Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion from Section 409A of the Code for certain short-term deferral amounts. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. If, as of the date of termination, Executive is a “specified employee” as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six (6) months of her “separation from service” (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Executive by virtue of her separation from service, then such amount or benefit shall not be paid or provided during the six-month period following the date of Executive’s separation from service and instead shall be paid or provided on the first business day that is at least seven (7) months following the date of Executive’s separation from service, except to the extent that, in the Company’s reasonable judgment, payment during such six-month period would not cause Executive to incur additional tax, interest or penalties under Section 409A. Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

25. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, on the day and year written below.

COMPANY:

NAKED BRAND GROUP, INC.

Date: June 6th 2014

EXECUTIVE:

Date:
CAROLE HOCHMAN